Exhibit 3.1

CURBLINE PROPERTIES CORP.

CERTIFICATE OF NOTICE

THIS IS TO CERTIFY THAT:

FIRST: Effective as of August 12, 2026, as contemplated by Section 7.1 of the charter (the “Charter”) of Curbline Properties Corp., a Maryland corporation (the “Corporation”), the Board of Directors of the Corporation determined that an Exempt Holder Reduction Event (as defined in the Charter) had occurred. As of such date and determination, the Exempt Holder Limit (as defined in the Charter) automatically ceased to be of any force or effect and the Ownership Limit (as defined in the Charter) increased from 8.0% to 9.8% of the outstanding Common Stock (as defined in the Charter).

SECOND: The undersigned officer acknowledges this Certificate of Notice to be the corporate act of the Corporation and as to all matters or facts required to be verified under oath, the undersigned acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

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IN WITNESS WHEREOF, the Corporation has caused this Certificate of Notice to be signed in its name and on its behalf by its President and attested to by its Secretary on this 17th day of August, 2026.

ATTEST:	CURBLINE PROPERTIES CORP.

/s/ Lesley H. Solomon	By:	/s/ David R. Lukes	(SEAL)
Lesley H. Solomon, Secretary		David R. Lukes, President